NORTHROP GRUMMAN CORPORATION

EXHIBIT 15

LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

October 25, 2023

The Board of Directors and Shareholders of Northrop Grumman Corporation

Northrop Grumman Corporation
2980 Fairview Park Drive
Falls Church, Virginia 22042

We are aware that our report dated October 25, 2023, on our review of the interim financial information of Northrop Grumman Corporation and subsidiaries appearing in this Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, is incorporated by reference in Registration Statement Nos. 033-59815, 033-59853, 333-67266, 333-100179, 333-107734, 333-121104, 333-125120, 333-127317, 333-175798, and 333-273482 on Form S-8, 333-270497 on Form S-3, and 333-264549 on Form S-4.

/s/ Deloitte & Touche LLP
McLean, Virginia